Exhibit 10.64

Termination of Change in Control Agreement

This will confirm that the Change in Control Agreement, dated February 11, 2003, between EVCI Career Colleges Incorporated (name changed to EVCI Career Colleges Holding Corp.) and me is terminated in all respects, effective April 24, 2007, without any obligation of any kind on either party with respect thereto.

Richard Goldenberg

Agreed:

EVCI Career Colleges Holding Corp.

By:
Dr. John J. McGrath
Chief Executive Officer and President